United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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SWANK, INC
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

SWANK, INC.
90 Park Avenue, New York, New York 10016

Notice of Annual Meeting of Stockholders

To our stockholders:

The 2010 Annual Meeting of Stockholders of Swank, Inc. (the “Company”) will be held at the Company’s offices at 656 Joseph Warner Boulevard, Taunton, Massachusetts 02780, on Thursday, August 19, 2010, at 9:30 a.m. local time, for the purpose of considering and acting upon the following:

1.	The election of two Class III directors to serve on the Company’s Board of Directors.

2.	The ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

3.	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of common stock at the close of business on June 28, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

Important Notice Regarding Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on August 19, 2010

The proxy statement and annual report to stockholders
are available at http://www.swankinc.com/proxy.

By Order of the Board of Directors

Jerold R. Kassner,
Secretary

Dated: July 16, 2010

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.  IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.

SWANK, INC.

90 Park Avenue

New York, New York  10016

____________________

PROXY STATEMENT

____________________

This Proxy Statement is being sent to stockholders of Swank, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies in the form enclosed for use at the Company’s 2010 Annual Meeting of Stockholders and at any adjournments or postponements thereof.  In this Proxy Statement, we refer to Swank, Inc. as “we,” “us,” “our,” or the “Company” and we refer to the 2010 Annual Meeting of Stockholders, as it may be adjourned or postponed, as the “Annual Meeting.”  This Proxy Statement is being sent to our stockholders on or about July 16, 2010.

Stockholders who own shares of our common stock, $.10 par value per share (which we refer to in this proxy statement as our “common stock”), of record as of the close of business on June 28, 2010 are entitled to notice of, and to vote at, the Annual Meeting.  We refer to that time and date as the “record date.”  On the record date, there were outstanding 5,673,910 shares of our common stock, which is our only class of voting securities.  Each outstanding share of common stock at the close of business on the record date is entitled to one vote on all matters to be voted on at the Annual Meeting.

The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock on the record date will constitute a quorum for purposes of the Annual Meeting.  The affirmative vote of a plurality of votes cast, in person or by proxy, and entitled to vote for the election of directors will be required to elect directors.  The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote on the matter will be required to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

OWNERSHIP OF VOTING SECURITIES

Ownership by Certain Stockholders

The following table sets forth information at June 28, 2010 with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock, $.10 par value per share	The New Swank, Inc. Retirement Plan c/o Swank, Inc. 90 Park Avenue New York, NY 10016	2,136,547 (1) (2)	37.7%
Common Stock, $.10 par value per share	John Tulin c/o Swank, Inc. 90 Park Avenue New York, NY 10016	1,852,873 (3) (4)	32.5%
Common Stock, $.10 par value per share	Raymond Vise 8 El Paseo Irvine, CA 92715	1,270,040 (3) (5)	22.4%

Common Stock, $.10 par value per share	James E. Tulin c/o Swank, Inc. 8800 N. Gainey Center Drive Scottsdale, AZ 83258	307,010 (6)	5.4%
___________________________________
(1)           This amount includes 875,310 shares of common stock allocated to participants’ accounts in The New Swank, Inc. Retirement Plan (the “Retirement Plan”), and as to which such participants may direct the trustees of the Retirement Plan as to voting on all matters.

(2)           This amount also includes 1,127,762 shares of common stock allocated to participants’ accounts in the Retirement Plan as to which participants may direct the trustees as to voting only on certain significant corporate events and as to which the trustees may vote on all other matters in their discretion.  Shares allocated to such accounts as to which no voting instructions are received are required to be voted in the same proportion as shares allocated to accounts as to which voting instructions are received.  This amount also includes 133,475 shares held in accounts under the Retirement Plan as to which participants may direct the trustees as to voting on all matters and may be disposed of in the discretion of the trustees.

(3)           John A. Tulin, our Chairman of the Board, Chief Executive Officer and a director, and Raymond Vise, a director of the Company, are co-trustees of the Retirement Plan. This amount includes 1,127,762 shares held in accounts as to which the trustees have sole voting power as to certain matters (see footnote 2 above) and 133,475 shares held in accounts under the Retirement Plan which may be disposed of in the discretion of the trustees (see footnote 2 above).

(4)           This amount includes 1,060 shares owned by Mr. Tulin’s wife and 99,500 shares held jointly by Mr. Tulin and his wife. This amount also includes 23,459 shares allocated to his accounts under the Retirement Plan and 32,500 shares which Mr. Tulin has the right to acquire within 60 days of June 28, 2010 through the exercise of stock options granted under the 1998 Equity Incentive Compensation Plan (the “1998 Plan”).  The 1998 Plan expired by its terms, and no further options may be granted thereunder, although the 1998 Plan remains in effect as to previously granted stock options.

(5)           This amount includes 1,667 shares which Mr. Vise has the right to acquire within 60 days of June 28, 2010 through the exercise of stock options granted under the 1994 Non-Employee Director Stock Option Plan (the “1994 Plan”). The 1994 Plan expired by its terms, and no further options may be granted thereunder, although the 1994 Plan remains in effect as to previously granted stock options.

(6)           This amount includes 26,198 shares allocated to Mr. Tulin’s accounts under the Retirement Plan, 142 shares held by him as custodian for his children and 25,000 shares which Mr. Tulin has the right to acquire within 60 days of June 28, 2010 through the exercise of stock options granted under the 1998 Plan.

Ownership by Management

The following table sets forth information at June 28, 2010 as to the ownership of shares of our common stock with respect to:

•	each of our directors and nominees for election as directors;

•	each executive officer named in the Summary Compensation Table under the caption “Executive Compensation—Summary Compensation Table” below; and

•	all of our directors, nominees for election as directors, and executive officers as a group (9 persons).

We understand that, unless otherwise noted below, each person and each person in the group named below has sole voting and dispositive power with respect to the shares of common stock indicated as beneficially owned by such person or such group.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John J. Macht	5,000		*
John Tulin	1,852,873	(1)	32.5%
Raymond Vise	1,270,040	(2)	22.4%
Eric P. Luft	128,663	(3)	2.3%
James E. Tulin	307,010	(4)	5.4%
Michael M. Rubin	---		*
All directors and executive officers as a group (9 persons)	2,779,4944	(5)	47.7%

*Less than one percent (1%).

_____________________________
(1)           Includes the shares referred to in footnotes 3 and 4 of the first table above under the caption “Ownership of Voting Securities—Ownership by Certain Stockholders.”

(2)           Includes the shares referred to in footnotes 3 and 5 of the first table above under the caption “Ownership of Voting Securities—Ownership by Certain Stockholders.”

(3)           Includes an aggregate of 24,663 shares of common stock allocated to Mr. Luft’s accounts under the Retirement Plan and 25,000 shares which Mr. Luft has the right to acquire within 60 days of June 28, 2010 through the exercise of stock options granted under the 1998 Plan.

(4)           Includes the shares referred to in footnote 6 of the first table above under the caption “Ownership of Voting Securities—Ownership by Certain Stockholders.”

(5)           Reference is made to footnotes (1) through (4) above. This amount also includes 116,408 shares of common stock allocated to their respective accounts under the Retirement Plan and 159,167 shares which the Company’s directors and executive officers have a right to acquire within 60 days of June 28, 2010 through the exercise of stock options granted under the 1994 Plan and 1998 Plan.

I.   ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class to be as nearly equal in number as possible.  At each annual meeting of stockholders, directors are elected for a term of three years, to succeed those in the class whose terms expire at that annual meeting, and the election and qualification of their respective successors.

At the Annual Meeting, stockholders will be electing two Class III directors for a term of three years, until the annual meeting of stockholders in the year 2013, and the election and qualification of their respective successors.

Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the nominees for election as directors.  Should the nominees not remain candidates at the time of the Annual Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of any substitute nominees.

The following sets forth certain information about the nominees for election as directors of the Company and each director whose term of office will continue after the Annual Meeting, including his principal occupation or employment:

Nominee:

Raymond Vise (1)(2)(3)(4) - Class III

Raymond Vise, who is 88 years old, served as Senior Vice President of the Company for more than five years prior to his retirement in 1987.  Mr. Vise became a director in 1963 and is a member of the Audit Committee.  Mr. Vise has broad knowledge of the retail and accessories industry.  Mr. Vise served as a senior executive of the Company for over 40 years where, among other responsibilities, he was responsible for national sales.  Mr. Vise’s extensive history at the Company in senior leadership positions, and his service as a director for more than 46 years, has provided him with in-depth knowledge of our businesses and has enabled him to serve as an important advisor to our management and to our other Board members.

Michael M. Rubin (2) – Class III

Michael M. Rubin, who is 52 years old, was elected as a director at our annual meeting of stockholders held in August 2007 and is a member of the Audit Committee.  Mr. Rubin has been the managing member of mRm & Associates, a management consulting firm, for more than the past five years.  Prior to starting mRm & Associates, Mr. Rubin served as a senior financial officer for a number of companies in the apparel and accessories industry.  Mr. Rubin is a certified public accountant and an audit committee financial expert under the rules and regulations of the Securities and Exchange Commission.  He has served as a consultant to numerous companies, with a focus in the apparel and accessories sectors, where he provided guidance with respect to his clients’ overall operations, including cash and working capital management, internal controls and treasury functions, banking relationships, and business development.  Mr. Rubin has also held senior financial positions at a number of companies in the apparel and accessories industry including Donna Karan Company where he was a Vice President and that company’s first Corporate Controller.

Directors whose terms of office will continue after the Annual Meeting:

Eric Luft - Class I

Eric Luft, who is 55 years old, has served as our President since March 2007.  Mr. Luft served as a Divisional Vice President of the Men’s Products Division from June 1989 until January 1993, when he was elected a Senior Vice President, and he served as Senior Vice President-Men’s Division from October 1995 until his election as President in March 2007.  Mr. Luft became a director in December 2000.  Mr. Luft has long experience in the accessories industry, including over 14 years of executive level service to our Company where, as our President, he has primary responsibility for the merchandizing and sale of men’s products.  Mr. Luft is a primary contact with our key customers, and provides the Board with keen insight into our merchandising and marketing efforts.

James Tulin (1) - Class I

James E. Tulin, who is 59 years old, has been Senior Vice President-Merchandising since October 1995.  For more than five years prior to October 1995, Mr. Tulin served as a Senior Vice President.  Mr. Tulin has been a director since 1985.  Mr. Tulin has over 30 years of executive level service at our Company in the areas of sales, marketing and product design and development.  Through his years of service with us in various senior management positions and his role as a director for more than 24 years, Mr. Tulin has substantial knowledge of and leadership experience in our personal leather goods and gifts businesses, and provides the Board of Directors with a unique insider’s perspective on the areas of our businesses for which he has primary responsibility.

John Tulin (1) - Class II

John Tulin, who is 63 years old, has been the Company’s Chief Executive Officer since October 1995, and was elected to the additional office of Chairman of the Board in March 2007.  Mr. Tulin joined us in 1971, was elected a Vice President in 1974, Senior Vice President in 1979, Executive Vice President in 1982 and served as our President from October 1995 to March 2007.  He has served as a director since 1975.  Mr. Tulin brings to the Board a unique understanding of our business, history and long-term strategic plans as a result of his nearly 40 years of service to our Company.  Through his various leadership roles at the Company, including as our Chief Executive Officer for more than the last 14 years, Mr. Tulin has gained a deep knowledge of all aspects of our business and of the retail and accessories industries, and has played the leading role in developing and maintaining the Company’s relationships with its licensors.  Mr. Tulin holds a bachelor’s degree from Colgate University and a law degree from Georgetown University.

John J. Macht (2)(3)(4) - Class II

John J. Macht, who is 73 years old, has been President of The Macht Group, a marketing and management consulting firm, since its inception in 1983.  Mr. Macht became a director in 1995 and is chairman of the Audit Committee.  Mr. Macht has more than 40 years of experience in the retail and apparel industry as a senior executive at various retailers including Macy’s, where Mr. Macht was a Senior Vice President and General Merchandising Manager.  He also brings to the Board valuable business, leadership and management experience having led The Macht Group, which provides innovative marketing solutions and consulting services to companies in the retail and apparel industries, for the past 27 years.
_____________________________
(1)	Member of the Executive Committee of the Board.

(2)         Member of the Audit Committee of the Board.  There were five meetings of the Audit Committee during the fiscal year ended December 31, 2009.  Mr. Rubin and Mr. Vise meet the independence requirements for audit committee members under the listing standards of The Nasdaq Stock Market, Inc., while Mr. Macht does not.  The Audit Committee’s primary function is to assist our Board of Directors in fulfilling the Board’s oversight responsibility by reviewing the financial reports and other financial information provided by us to any governmental body or the public, our systems of internal controls regarding finance, accounting, legal compliance and ethics that may be established from time to time, and our auditing, accounting and financial reporting processes generally, as all more fully described in the charter of the Audit Committee.

(3)         Member of the Executive Compensation Committee of the Board.  There were no formal meetings of the Executive Compensation Committee during the last fiscal year, although the committee met  informally throughout the year.  This committee reviews and approves the annual compensation, including bonuses, for our Chief Executive Officer, the other employee members of the Board of Directors, (each of whom has an employment agreement with us (see “Executive Compensation—Employment Contracts and Severance Agreements” below)), and each of our other executive officers.  The Executive Compensation Committee does not have a charter.  The entire Board of Directors determines compensation of directors for their service as directors, approves the grant of stock options and any other awards under our 2008 Stock Incentive Plan, and approves the terms and conditions of any employment, severance, “change of control” or other written employment agreement with any of our executive officers.  The Executive Compensation Committee does not have the authority to delegate its duties.

(4)         Member of the Stock Option Committee of the Board. There were no meetings of this committee during the last fiscal year, although the Stock Option Committee acted once by unanimous written consent of its members.  This committee administers our compensation plans under which stock and stock-based compensation is awarded other than under our 2008 Stock Incentive Plan, which is administered by the entire Board of Directors.

Family Relationships

There are no family relationships among any of the persons listed above, or among any of such persons and any of our other executive officers, except that John A. Tulin and James E. Tulin are brothers.

Meetings of the Board of Directors

There were four meetings of the Board during the last fiscal year.  Each of the directors attended at least 75% of the aggregate of all such Board meetings and all meetings held by committees of the Board on which he served.  Our policy is that all directors should make every reasonable effort to attend each annual meeting of stockholders.  At the 2009 annual meeting of stockholders, five members of the Board were in attendance.

Directors’ Independence

Our common stock is traded in the over-the-counter market, and, accordingly, there are no listing standards relating to the independence of members of our Board of Directors that are applicable to us.  Mr. Vise and Mr. Rubin meet the independence requirements under the listing standards of The Nasdaq Stock Market, Inc for board members and members of committees on which they serve.  Mr. Macht meets the independence requirements under the rules of The Nasdaq Stock Market, Inc. for board members and for members of committees on which he serves other than the independence requirements for audit committee members.  The other present members of our Board do not meet such requirements.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.  Our Board of Directors does not have any formal policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board, as the Board of Directors believes that it should have the flexibility to make this determination at any given point in time in the way that it believes best to provide appropriate leadership for us at that time.  Currently our Board of Directors has not separated the positions of the Chairman and Chief Executive Officer.  Both positions are held by John Tulin.  The Board believes that in the context of our current operating and business environment the combined role of Chairman and Chief Executive Officer is appropriate because it results in unified leadership, accountability and continuity, promotes strategic development and execution, and facilitates communication between management and the Board.

Board of Directors’ Role in Risk Oversight.  One of the Board of Directors key functions is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.  Day-to-day responsibility for risk management is implemented by our management team.  At regularly scheduled meetings, the Board engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company.

As part of its responsibilities, the Audit Committee oversees our financial policies, including financial risk management. The Audit Committee assists our Board in its oversight of risk management by discussing with management, particularly our Chief Financial Officer, our guidelines and policies with respect to financial and enterprise risk management and our major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also oversees our internal audit function.

The Executive Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for our executive officers, while the entire Board of Directors does so with regard to all of our employees.  As part of the approval process of compensation for our Chief Executive Officer, other employee members of the Board of Directors, our Chief Financial Officer and our other executive officers, the Executive Compensation Committee reviews and discusses with management the incentive and other compensation programs for our executive officers whether any of the incentive and other compensation programs for our executive officers may create incentives for those officers to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Nominations Process

Our Board of Directors does not have a nominating committee or a nominating committee charter.  Historically, the entire Board of Directors has selected nominees for election as directors.  Our Board believes that this process works well, particularly since it has been its practice to require unanimous approval by directors for the selection of director nominees.

The Board considers nominees that come to its attention from present members of the Board, from employees and other persons.  Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates.  While no single factor is determinative in reviewing potential candidates for election to the Board, and there are no specific, minimum qualifications that a nominee must possess, the Board believes that the following factors generally should be considered in the process of selecting nominees for election as directors, whether the individual is recommended by the Board or by stockholders: educational experience, work experience and business acumen generally; the then current size and make-up of the Board; a willingness to work productively with the other members of the Board; the ability of the prospective nominee to represent the interests of our stockholders; professional experience in the men’s accessories, retail, licensing, importing, manufacturing and related industries; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties as our director; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for membership on our Board; diversity; and personal qualities of leadership, character, integrity and judgment.  These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of our and the Board’s perceived needs at a particular point in time.  As a result, the priorities and emphasis of the Board may change from time to time to consider, among other things, changes in our financial position, business trends, and the contributions and prospective contributions of members of, and nominees for membership on, the Board.

While the Board does not have a formal diversity policy with respect to director nominations, as noted above, it considers diversity, which it defines broadly to include an appropriate combination of business acumen, educational experience, work experience and the other items noted above, as well as traditional diversity concepts such as race, as one of a number of factors it considers to identify qualified nominees for directors.

The Board will evaluate nominees of stockholders using the same criteria as it uses in evaluating other nominees to the Board.  A stockholder seeking to recommend a prospective nominee for consideration by the Board may submit the nominee’s name and qualifications to us by mailing it to Jerold R. Kassner, Secretary, Swank, Inc., 656 Joseph Warner Boulevard, Taunton, MA 02780.

Communications with the Board

Stockholders who desire to communicate with the Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, or to the specific director, c/o the Secretary of the Company at the address set forth in the immediately preceding paragraph.  The envelope of any communication which a stockholder wishes to be confidential should be conspicuously marked “Confidential” and the Secretary will not open the communication.  The Secretary promptly will forward all stockholder communications to the Board and any specified directors.

Audit Committee Report

Management has the primary responsibility for our financial reporting process, including our financial statements, while the Board is responsible for overseeing our accounting, auditing and financial reporting practices.  Our independent registered public accounting firm has the responsibility for the audit of our annual financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.  In assisting the Board in fulfilling its oversight responsibility with respect to our fiscal year ended December 31, 2009, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and BDO Seidman, LLP, the Company’s independent registered public accounting firm;

•
Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman, LLP’s communications with the audit committee concerning independence, and has discussed with BDO Seidman, LLP that firm’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

Respectfully,

John J. Macht, Chairman
Raymond Vise
Michael M. Rubin

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth certain information concerning the compensation of John Tulin, our Chairman of the Board and Chief Executive Officer, Eric P. Luft, our President, and James E. Tulin, a Senior Vice President (we call these officers our “Named Officers”):

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e) (1)	Option Awards ($) (f) (1)	Non-Equity Incentive Plan Compensation (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
John Tulin, Chairman of the Board and Chief Executive Officer	2009 2008	$500,000 $500,000	$100,000 ---	$50,000 (2) $50,000 (4)	--- $170,402	--- ---	--- ---	$89,889 (3)(8) $87,423 (3)(8)	$739,889 $807,825
Eric P. Luft, President	2009 2008	$154,000 $154,000	$398,421 (5) $368,524 (5)	--- ---	-- $136,919	--- ---	--- ---	$31,828 (6)(8) $31,807 (6)(8)	$584,249 $691,250
James E. Tulin, Senior Vice President	2009 2008	$380,000 $376,167	$25,000 $10,000	--- ---	-- $131,078	--- ---	--- ---	$38,492 (7)(8) $38,854 (7)(8)	$443,492 $556,099
___________________________________
(1)
These amounts reflect the grant date fair value of the stock awards and option awards pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 718.  See Note G to the Company’s financial statements.

(2)
This amount reflects a stock award granted to Mr. Tulin on March 10, 2010 as a bonus earned for fiscal 2009 of 17,241 shares of our common stock under the Swank, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).  The award value was based on $2.90 per share, which was the closing quoted price for a share of common stock on the date the stock award was granted.

(3)
This amount includes, for fiscal 2009, financial planning services of $12,100 a special allowance of $43,200, travel allowances of $9,000, automobile benefits (which include lease, insurance and maintenance expenses) of $21,161, and premiums paid by the Company on certain life insurance policies owned by the Company, and for fiscal 2008, financial planning services of $10,475, a special allowance of $43,200, travel allowances of $8,250, automobile benefits of $21,161, and premiums paid by the Company on certain life insurance policies owned by the Company.

(4)
This amount reflects a stock award granted to Mr. Tulin on March 11, 2009 as a bonus earned for fiscal 2009 of 28,562 shares of common stock under the 2008 Plan, net of 19,057 shares withheld in connection with income tax and other withholdings.  The award value was based on $1.05 per share, which was the closing quoted price for a share of common stock on the date the stock award was granted.

(5)	This amount includes sales commissions of $373,420 in 2009 and $360,524 in 2008.

(6)	This amount includes automobile benefits of $18,378 in 2009 and $18,507 in 2008.

(7)
This amount includes, for fiscal 2009, automobile benefits of $21,155 and travel allowances of $10,800 and, for fiscal 2008, automobile benefits of $22,516 and travel allowances of $9,900 in fiscal 2008.

(8)
These amounts also include premiums paid by the Company on certain life insurance policies owned by the Company on the lives of the Named Officers and Company matches on deferrals made by the Named Officers to their 401(k) accounts under the Retirement Plan.

On February 28, 2008, John Tulin and James E. Tulin were each awarded stock options for 65,000 and 50,000 shares of our common stock, respectively, at an exercise price of $5.56 per share.  On that date, Mr. Luft also was granted a stock option for 50,000 shares at an exercise price of $5.05 per share.  Each of the option awards vests over a period of four years with 25% of the award vesting on each of the first, second, third, and fourth anniversaries of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options held by the Named Officers at December 31, 2009.  No equity incentive plan awards, including SARs, restricted stock, restricted stock units, or similar instruments, were held by the Named Officers at December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End
Option Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
John Tulin	16,250	48,750	---	$5.56	2/28/13
Eric P. Luft	12,500	37,500	---	$5.05	2/28/13
James E. Tulin	12,500	37,500	---	$5.56	2/28/13
___________________________________
(1)
On February 28, 2008, John Tulin and James E. Tulin were each awarded stock options for 65,000 and 50,000 shares of our common stock, respectively, at an exercise price of $5.56 per share.  On that date, Mr. Luft also was granted a stock option for 50,000 shares at an exercise price of $5.05 per share.  Each of the option awards vests over a period of four years with 25% of the award vesting on each of the first, second, third, and fourth anniversaries of the grant.

Option Exercises and Stock Vested

No stock options, SARs, restricted stock, restricted stock units or similar instruments were exercised by any of the Named Officers during the fiscal year ended December 31, 2009.

Retirement Plans

During fiscal 2009, we maintained in effect the 1987 Deferred Compensation Plan, as amended, or the 1987 Plan.  The 1987 Plan was originally adopted to provide certain of our executives with the ability to defer some of their compensation until retirement.  We did not make any contributions to the 1987 Plan.  The compensation the executives deferred, plus interest on those deferrals, were intended to be paid to the executives in the form of a monthly annuity payment over a period of 10 years.  However, in 1999, we agreed with the executives who were not already receiving payments that no further deferrals would be made and that amounts already deferred, along with interest earned, would be returned to them.  Since then, all of the compensation the executives previously had deferred has been returned to them.  Interest on the deferred compensation was paid to the executives, and earnings continued to accrue on the remaining interest amounts to be distributed.  The interest rate used to credit earnings to each participant’s outstanding balance was based on the age and tenure of each participant and ranged from 6.5% per annum to 8.5% per annum.  Mr. Luft is the only Named Officer that participated in the 1987 Plan during 2009.  Interest paid under the 1987 Plan to Mr. Luft during 2009 was $3,910, and during 2009 we distributed to Mr. Luft our final payment in connection with his benefits under the 1987 Plan.

Effective January 1, 1994, the Company amended and restated the Swank, Inc. Employees’ Stock Ownership Plan in a merger with the Swank, Inc. Employees’ Stock Ownership Plan No. 2 and the Swank, Inc. Savings Plan. The combined plans became the Retirement Plan. The Retirement Plan incorporates characteristics of the three predecessor plans, and covers substantially all of our full time employees.  The savings (401(k)) component of the Retirement Plan provides employees an election to reduce taxable compensation through contributions to the Retirement Plan.  The Company may make matching annual cash contributions in the discretion of our Board of Directors.  Shares of common stock acquired by the stock ownership component of the Retirement Plan are allocated to participating employees, and are vested on a prescribed schedule.

The Company provides post-retirement life insurance, supplemental pension and medical benefits for certain groups of active and retired employees. These benefits are generally available to our senior corporate officers. The post-retirement medical plan is contributory, with contributions adjusted annually; the death benefit is noncontributory. Included among these benefits are Medicare Supplement health insurance plans and reimbursement of Medicare Part B insurance premiums for qualifying corporate officers and their spouses. In addition, we provide a post-retirement life insurance plan for certain qualifying management employees as well as an additional executive post-retirement life insurance benefit for senior corporate and divisional officers. Employees generally are required to satisfy certain age and service requirements to receive these benefits.

Terminated Pension Plans

In 1983, we terminated our pension plans covering salaried employees and salesmen and purchased annuities from the assets of those plans to provide for the payment (commencing at age 62) of accrued benefits of those employees who were not entitled to or did not elect to receive lump sum payments.  The accrued annual benefits for Messrs. John Tulin and James E. Tulin under these annuities are $11,910 and $10,033, respectively.

Employment Contracts and Severance Agreements

We are a party to an amended and restated employment agreement with John Tulin.  The original expiration date under this agreement was December 31, 2009, but on each December 31 during the term, the term is automatically extended so that on that last day of each calendar year, the employment term will be a three calendar year period, unless either we or John Tulin gives the other at least thirty (30) days notice that there will be no extension.  The current expiration date is December 31, 2012.  John Tulin is entitled to receive a minimum annual base salary of $500,000, and such other compensation, if any, as the Board of Directors shall determine.  In addition, the agreement provides that for a period of thirty (30) days from and after the occurrence of a Change of Control (as described below in connection with his Termination Agreement), John Tulin has the right to terminate his employment agreement and receive payment of accrued but unpaid base salary and bonus compensation, if any, through the date of termination.  If John Tulin’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses and other activities, he will be entitled to receive an amount equal to his base salary through the then applicable expiration date of the employment agreement as if no termination had occurred.  If our agreement with John Tulin is terminated because of the his disability, he is entitled to receive an amount equal to his average base salary for the three-calendar year period prior to disability, plus accrued but unpaid salary and bonus compensation, if any.  If John Tulin dies during the employment term, his legal representatives are entitled to receive his base salary through the end of the following calendar year, plus accrued but unpaid bonus compensation, if any.

We are a party to an amended and restated employment agreement with Eric P. Luft, pursuant to which Mr. Luft serves as President of the Company.  Under the amended and restated agreement, Mr. Luft is entitled to receive a base salary of $154,000, and commission compensation equal to the greater of (i) $128,000 and (ii) .05% of certain of our domestic net sales, plus such other compensation, if any, as the Board of Directors shall determine.  The amended and restated agreement also provides that if at any time after a Change of Control (as described below in connection with his Termination Agreement), John Tulin shall no longer be the chief executive officer of the Company, then for a period of fifteen (15) days thereafter, Mr. Luft has the right to terminate his employment agreement and receive payment of accrued but unpaid base salary and accrued but unpaid commission compensation, if any, through the date this agreement shall terminate.  If Mr. Luft’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses and other activities, he will be entitled to receive $282,000 plus an additional amount equal to a pro rata portion of $282,000 for the number of months from the preceding July 1 to the last day of the calendar month in which his employment terminates.  However, if his employment is terminated and he is entitled to receive amounts under his termination agreement with us (which is described below), Mr. Luft must choose to receive either (i) the amounts he may be entitled to under his employment agreement, or (ii) the amounts he may be entitled to under his termination agreement, but not both amounts.  If the amended and restated agreement is terminated because of the disability of Mr. Luft, he is entitled to receive an amount equal to his average base salary and commission compensation for the three-calendar year period prior to disability, plus accrued but unpaid salary, commission compensation and bonus compensation, if any.  If Mr. Luft dies during the employment term, his legal representatives are entitled to receive, in installments in accordance with the then applicable pay intervals for executive officers of the Company, an amount equal to his average base salary and commission compensation for the three-calendar year period prior to death, plus accrued but unpaid salary and bonus compensation, if any.

We are a party to an amended and restated employment agreement, as amended to date, with James E. Tulin, under which he serves as a Senior Vice President of the Company.  James Tulin is entitled to receive a minimum annual base salary of $357,000, and such other compensation, if any, as the Board of Directors shall determine.  In addition, the agreement provides that for a period of fifteen (15) days from and after the occurrence of a Change of Control (as described below in connection with his Termination Agreement), James Tulin has the right to terminate his employment agreement and receive payment of accrued but unpaid base salary and bonus compensation, if any, through the date of termination in addition to any amounts to which he may be entitled under his Termination Agreement (described below).  If James Tulin’s employment agreement is terminated without cause, and he complies with provisions of his employment agreement that require him to maintain the confidentiality of our trade secrets and confidential information, and restrict him from soliciting for hire or hiring our employees, or engaging in certain competing businesses and other activities, he will be entitled to receive an amount equal to his base salary through the then applicable expiration date of the employment agreement as if no termination had occurred.  If our agreement with James Tulin is terminated because of his disability, he is entitled to receive his base salary from the date of termination through the end of the month during which the termination occurs, plus accrued but unpaid salary and bonus compensation, if any.  If James Tulin dies during the employment term, his legal representatives are entitled to receive his base salary through the end of the month during which death occurs, plus accrued but unpaid bonus compensation, if any.

We are also parties to termination agreements with Messrs. John Tulin, Eric P. Luft and James E. Tulin, as well as certain of our other corporate officers (we call each of these, a “Termination Agreement”).  Each Termination Agreement has a stated termination date of October 31, 2011 (subject to earlier termination as provided therein), but contains an automatic annual one-year extension on each October 31 unless we give thirty (30) days written notice prior to the then current expiration date that there shall be no extension.  In the event of a Change of Control, as that term is defined in the Termination Agreement, followed by a significant change in the duties, powers or conditions of employment of any such officer, the officer may within 2 years thereafter terminate his employment and receive a lump sum payment equal to 2.99 times the officer’s “base amount” (as defined in Section 280G (b)(3) of the Internal Revenue Code of 1986, as amended).  A “Change of Control” will be considered to have occurred if (i) there has occurred a change in control as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of the Termination Agreements; (ii) when any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), except for the Retirement Plan or any other employee stock ownership plan or trust

(or any of the trustees thereof) or other of our benefit plans, becomes a beneficial owner, directly or indirectly, of our securities representing twenty-five (25%) percent or more of our then outstanding securities having the right to vote on the election of directors; (iii) during any period of not more than two (2) consecutive years (not including any period prior to the execution of the Termination Agreements), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clauses (i), (ii), (iv), (v), (vi) or (vii)) whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least seventy-five (75%) percent of the entire Board of Directors; (iv) when a majority of the directors elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting) are not individuals nominated by our incumbent Board of Directors; (v) if our stockholders approve a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the holders of our voting securities outstanding immediately prior thereto being the holders of at least eighty (80%) percent of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (vi) if our stockholders approve a plan of complete liquidation of the Company; or (vii) if our stockholders approve an agreement for the sale or disposition of all or substantially all of our assets.

Director Compensation

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2009:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
John J. Macht	$56,500	--	--	--	--	$85,432	(1)	$141,932
Raymond Vise	$38,000	--	--	--	--	$7,955	(2)	$45,955
Michael M. Rubin	$44,000	--	--	--	--	--		$44,000
___________________________________
(1)
Under agreements between us and The Macht Group, a marketing and retail consulting firm of which John J. Macht serves as President, The Macht Group is entitled to receive compensation based on net sales of products under license agreements entered into between us and licensors introduced to us by The Macht Group, and in certain instances, based on net sales of specified private label products. Aggregate compensation earned by The Macht Group under this arrangement during 2009 was $81,927.  Mr. Macht also receives reimbursement for travel and related expenses incurred by him in connection with his attendance at board of directors and committee meetings.

(2)
Mr. Vise receives reimbursement for certain medical insurance premiums paid by him pursuant to benefits provided to certain of the Company’s retirees under our Post-Retirement Benefits Plan.  Aggregate compensation paid to Mr. Vise under this program during 2009 was $4,714. Mr. Vise also receives reimbursement for travel and related expenses incurred by him in connection with his attendance at board of directors and committee meetings.

During 2009, each non-employee director received a director’s fee of $6,000 for each meeting of the Board and $4,000 for each Board committee meeting attended by him in person or via teleconference, except that Mr. Macht, Chairman of the Audit Committee, received $6,500 for each committee meeting attended by him.

Certain Relationships and Related Transactions

During 2009 and 2008, we employed Christine Myerson (who is the daughter of John Tulin, our Chairman of the Board and Chief Executive Officer) as Vice President -- men’s jewelry. Ms. Myerson is responsible for the development of merchandise design and packaging concepts for our various licensed and private label men’s jewelry collections. Aggregate compensation earned by Ms. Myerson for services rendered to us during 2009 and 2008 amounted to $280,338 and $252,912 (including the grant-date fair value of a net stock award of 4,848 shares of common stock), respectively.

On December 5, 2008, we purchased 270,000 shares of our common stock from Slater Equity Partners L.P. at a purchase price per share of $1.89 (an aggregate of $510,300).  Steven L. Martin, a former beneficial holder of more than 5% of our common stock, was the manager and controlling owner of Slater Equity Partners L.P. at the time of the purchase.  In addition, on that date, John Tulin, our Chairman of the Board and Chief Executive Officer, and Mr. Tulin together with his wife as joint tenants, purchased 15,083 shares of our common stock from Slater Equity Partners L.P. and an additional 69,400 shares of our common stock from an affiliated entity, Slater Equity Offshore Fund Limited, at a purchase price per share of $1.89 (an aggregate of $159,672.87).

Also on that date, James Tulin and Melvin Goldfeder, both Senior Vice Presidents of the Company, purchased 50,000 and 20,000 shares of our common stock, respectively, in each case from Slater Equity Partners L.P. at a purchase price of $1.89 (an aggregate of $94,500 and $37,800, respectively).  Additionally, Christine Myerson, a Vice President of the Company, individually, together with her husband jointly, and her husband, purchased an aggregate of 80,000 shares of our common stock, in each case from Slater Equity Partners L.P. and in each case at a purchase price of $1.89 (an aggregate of $151,200).

Section 16(a) Beneficial Ownership Reporting Compliance

The Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our registered equity securities, to file initial reports of ownership, and reports of changes of ownership, of our equity securities with the Securities and Exchange Commission and furnish copies of those reports to us.  Based solely on a review of the copies of the statements furnished to us to date, or written representations that no statements were required, we believe that all statements required to be filed by such persons with respect to our fiscal year ended December 31, 2009 were all timely filed, except that John Tulin inadvertently filed a Form 4 late with regard to one transaction and James Tulin inadvertently filed a Form 4 late with regard to two transactions.

II.   RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed BDO Seidman, LLP (“BDO”), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2010.  BDO Seidman, LLP has been our auditor since October 2002.  A representative of BDO Seidman, LLP, is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

Aggregate audit fees billed by BDO Seidman, LLP (“BDO”) for its audit of our financial statements for the years ended December 31, 2009 and December 31, 2008, for its review of the financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal 2009 and fiscal 2008, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for fiscal 2009 and fiscal 2008, were $244,900 and $228,700, respectively.

Audit-Related Fees

Aggregate fees billed by BDO for assurance and related services performed by BDO and reasonably related to the audit and review services performed by BDO described above under the caption “Audit Fees” for fiscal 2009 and fiscal 2008 totaled $26,600 and $28,100, respectively.

Tax Fees

In addition to the fees described above, aggregate fees of $29,000 were billed by BDO during the year December 31, 2008 for income tax compliance and related tax services.  No income tax compliance or related fees were billed by BDO for fiscal 2009.

All Other Fees

None.

Pre-Approval Policies and Procedures

All audit-related services, tax services and other services were pre-approved by the Audit Committee of the Board of Directors.  The Audit Committee’s pre-approval policies and procedures are to pre-approve, on a case-by-case basis, all audit, audit-related, tax and other services to be performed by our registered public accounting firm.

MISCELLANEOUS

Revocation of Proxies

Any proxy may be revoked by the person giving it at any time prior to the exercise of the powers conferred in the proxy by:

•	delivering a written notice revoking the proxy to our Secretary, Jerold R. Kassner, at 656 Joseph Warner Boulevard, Taunton, Massachusetts 02780 at any time prior to or at the Annual Meeting;

•	delivering a duly executed proxy bearing a later date to our Secretary at the address set forth above or at the Annual Meeting; or

•	voting in person at the Annual Meeting.

Stockholder Proposals for 2011 Annual Meeting

In order to be included in the proxy materials for our 2011 annual meeting of stockholders, stockholder proposals must be received by us on or before March 18, 2011.  As to any proposal intended to be presented by a stockholder without inclusion in our proxy statement and form of proxy for our 2011 annual meeting of stockholders, the proxies named in our form of proxy for that meeting will be entitled to exercise discretionary authority on any such proposal unless we receive notice of the matter on or before June 1, 2011.  However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on such matter to the extent permitted by Rule 14a-4(c)(2) of the Exchange Act.

Solicitation of Proxies

The solicitation of proxies in the accompanying form will be made, at the Company’s expense, primarily by mail.  In addition, proxies may be solicited in person or by telephone, telegraph, or facsimile or other electronic transmission, by officers, directors and regular employees of the Company.  The Company will reimburse brokerage firms, nominees, fiduciaries and other custodians their reasonable expenses for forwarding the proxy material to beneficial owners and obtaining their instructions.

Certain Voting Matters

The shares represented by proxies submitted which contain abstentions or broker non-votes will be considered to be present at the Annual Meeting in determining the presence of a quorum.  Shares of common stock that are voted to abstain with respect to any matter are considered shares entitled to vote, and cast, with respect to that matter.  Shares of common stock subject to broker non-votes with respect to any matter will not be considered as shares entitled to vote with respect to that matter.

The accompanying proxy will be voted as specified by stockholders.  If no specification is made, it is intended that the proxy will be voted FOR the election of all directors and FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm. The Board does not know of any other matter to be brought before the meeting.  If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their judgment on such matters.

Directions to Meeting

For directions to attend the Annual Meeting in person, you may call the Company at (508) 977-4453.

By Order of the Board of Directors

Jerold R. Kassner
Secretary

July 16, 2010

0

SWANK, INC.

90 Park Avenue, New York, New York 10016
Proxy for Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jerold R. Kassner and John Tulin, and each of them, with full power of substitution, the attorneys and proxies of the undersigned, to attend the 2010 Annual Meeting of Stockholders of SWANK, INC. (the "Company") to be held at the Company's offices at 656 Joseph Warner Blvd., Taunton, Massachusetts 02780, on August 19, 2010 at 9:30 A.M. local time, and all adjournments thereof, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote upon the following matters:

(Continued and to be signed on the reverse side)

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